Exhibit 99.2

MeadWestvaco Corporation
501 South 5th Street
Richmond, VA 23219-0501

+1 804.444.1100 T
+1 804.444.1110 F

Chairman and Chief Executive Officer

February 26, 2014

Mr. James M. Kilts, Partner

Centerview Capital

3 Greenwich Office Park, 2nd Floor

Greenwich, CT 06831

Dear Jim,

Thank you for your gracious letter. As you know, we are very grateful for your service on the Board over the last seven and a half years. We knew when you signed on that five years was the extent of your commitment, so it has been our good fortune to have had you for longer.

Your contributions to our deliberations, given your tremendous experience in consumer products, as well as your track record of extraordinary business leadership, have been extremely valuable to our ongoing transformation as a company. In particular, your keen market insights, your relentlessly dedicated approach to generating value for shareholders, your expert advice on cost management, and your very thoughtful and focused participation in Board deliberations have all been greatly appreciated.

While we will miss you personally, please know that the disciplined approach you have had regarding the generation of profitable growth and maximizing shareholder value will continue to be very much at the core of our Board’s ongoing work.

We wish you the greatest success in all your endeavors.

Sincerely,

John A. Luke, Jr.

JAL/ceh